EXHIBIT 23.5
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The Board of Directors
JLW Property Consultants Pte Ltd
9 Raffles Place
#39-00 Republic Plaza
Singapore  048619


Dear Sirs

JLW Property Consultants Pte Ltd & Its Subsidiary Companies
Years Ended 31 December 1997 and 31 December 1998
Independent Auditors' Report

We consent to the inclusion of our report dated 28 January 1999 with respect to consolidated financial statements of JLW Property Consultants Pte Ltd and its subsidiary companies as of 31 December 1998 and 31 December 1997 and the related profit and loss accounts and cash flow statement for each of the three-year periods ended 31 December 1998, which report appears in the Current Report on Form 8-K of Jones Lang LaSalle Incorporated (formerly LaSalle Partners Incorporated) dated 11 March 1999 (filed 24 March, 1999).


Yours truly

/S/ COOPERS & LYBRAND
Certified Public Accountants

Singapore, 24 March 1999